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Trade Mark Details

Trade Mark : 1234722

Word:	POCKET SHOT
Image:	
Lodgement Date:	12-APR-2008
Registered From:	12-APR-2008
Date of Acceptance:	15-JUN-2008
Acceptance Advertised:	14-AUG-2008
Registration Advertised:	11-DEC-2008
Entered on Register:	24-NOV-2008
Renewal Due:	12-APR-2018
Class/es:	33
Status:	Registered/Protected
Kind:	n/a
Type of Mark:	Word

Owner/s: **Pocket Shot LLC**
a Colorado (U.S.) Limited Liability Company
32950 Inverness Drive
Evergreen Colorado 80439
UNITED STATES OF AMERICA

Address for Service: **Herbert Smith Freehills**
ANZ Tower
161 Castlereagh Street
SYDNEY NSW 2000
AUSTRALIA

Goods & Services

Class 33: Alcoholic beverages, namely whiskey, bourbon, gin, vodka, brandy, scotch, tequila, rum, agave spirits and sake; liquor; cordials; wine; distilled spirits; and prepared alcoholic cocktails in class 33;

Indexing Details - Word	**Constituents**
POCKET	SHOT

Indexing Details - Image Constituents